Exhibit 99.2

Edgen Murray Limited

18444 Highland Road

Baton Rouge, Louisiana 70809

December 2, 2008

PRIVATE AND CONFIDENTIAL

David Kent

5870 Hwy. 6 North, Suite 107

Houston, TX 77084

Re: Consent to Use of Data

Dear Mr. Kent:

Edgen Murray Limited (the “Company”) is contemplating an initial public offering of its common shares. In connection with this offering, the Company proposes to file a Form S-1 registration statement (the “Registration Statement”) with the Securities and Exchange Commission.

We request your consent to cite, in the Registration Statement and all amendments thereto, certain data received from the RigLogix database. Furthermore, we also request to cite RigLogix as the source of such data. For example, we seek to include the following statements in the Registration Statement:

“According to data collected by RigLogix, utilization rates for offshore drilling rigs have exceeded 85% since late 2004, prompting the industry to invest substantial capital in maintenance, upgrades and new rig construction.”

“The fleet is also aging, with the average jackup, semisubmersible and drillship 24, 24 and 19 years old, respectively.”

If this is acceptable, please indicate your consent to our use of the data by countersigning this letter. Please email or fax the executed consent to David L. Laxton, III at (225) 756-7953 or david.laxton@edgenmurray.com, and return the original executed consent to David L. Laxton, III at 18444 Highland Road, Baton Rouge, Louisiana 70809. Please call the undersigned at (225) 756-7223 or Eric S. Siegel of Dechert LLP, counsel to the Company, at (215) 994-2757 with any questions you may have. Given the urgency of this request, your prompt attention to this matter is greatly appreciated.

Sincerely,

Edgen Murray Limited

/s/ David L. Laxton, III
David L. Laxton, III, Executive Vice President and Chief Financial Officer

CONSENT GRANTED:

[/s/ Recipient]

By:	/s/ Liz Tysall
Name:	Liz Tysall
Title:	Rig Logix Manager
Date:	12/3/08